Exhibit 99.1

Intercontinental Exchange Reports First Quarter 2017 GAAP Diluted EPS of $0.84 on Revenues of $1.2 billion; Adjusted Diluted EPS of $0.74

ATLANTA & NEW YORK, May 3, 2017 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses and provider of global data and listing services, today reported financial results for the first quarter of 2017. For the quarter ended March 31, 2017, consolidated net income attributable to ICE was $502 million on $1.2 billion of consolidated revenues less transaction-based expenses. First quarter GAAP diluted earnings per share (EPS) were $0.84. On an adjusted basis, net income was $441 million in the first quarter, and diluted EPS were $0.74. Please refer to the reconciliation of non-GAAP financial measures included in the press release for more information on our adjusted net income and adjusted diluted EPS.

“The solid volume and open interest growth in our futures markets, together with strong results in our data and listings segment, demonstrates that we are holistically serving our customers on a global scale by leveraging our comprehensive trading, data and risk management solutions," said ICE Chairman & CEO Jeffrey C. Sprecher. "Our progress in reorganizing and integrating our data services allows us to serve our customers in new ways as their needs evolve. In addition, our success in hosting virtually every recent major IPO at the NYSE, demonstrates how our unique market model continues to be the preferred model for listed companies."

Scott A. Hill, ICE CFO, added: “Our results were driven by executing in our core business while integrating our acquisitions and divesting non-core assets. We generated operating cash flows of $611 million in the quarter, the second highest quarter in our history, which enabled us to significantly increase our share repurchases to $229 million and to increase our dividend 17% to $120 million, even as we continued to reduce our debt outstanding. We are well positioned to continue to deliver strong returns to our shareholders in 2017 and beyond."

First Quarter 2017 GAAP Results

First quarter 2017 consolidated revenues, less transaction-based expenses, were $1.2 billion. Trading and clearing segment revenues, less transaction-based expenses, were $538 million in the first quarter 2017, down 6% compared to the prior first quarter. Data and listings segment revenues were $626 million in the first quarter of 2017, up 8% compared to the prior first quarter, including data services revenues of $520 million, up 9% and listings revenues of $106 million, up 2%.

Consolidated operating expenses were $582 million for the first quarter of 2017, including $12 million in Interactive Data transaction and integration expenses. Consolidated operating income for the first quarter was $582 million and operating margin was 50%. The effective tax rate for the first quarter was 30%.

Unrestricted cash was $360 million and outstanding debt was $6.2 billion as of March 31, 2017.

Financial Guidance

•	ICE's diluted share count for the second quarter and full year 2017 is expected to be in the range of 590 million to 600 million weighted average shares outstanding.

•	ICE's second quarter 2017 GAAP operating expenses are expected to be in a range of $550 million to $560 million and adjusted operating expenses(1) are expected to be in a range of $485 million to $495 million.

(1) The second quarter of 2017 Non-GAAP adjusted operating expense excludes $66 million in amortization of acquisition-related intangibles for the second quarter of 2017. The GAAP operating expense forecast does not reflect an estimate of acquisition-related transaction and integration costs for the second quarter of 2017.

Earnings Conference Call Information

ICE will hold a conference call today, May 3, at 8:30 a.m. ET to review its first quarter 2017 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 2407579 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

The conference call for the second quarter 2017 earnings has been scheduled for August 3, 2017 at 8:30 a.m. ET. Please refer to the Investor Relations website at www.ir.theice.com for additional information.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts)

	Three Months Ended March 31
Revenues:	2017	2016
Transaction and clearing, net	$798	$929
Data services	520	477
Listings	106	103
Other revenues	45	45
Total revenues	1,469	1,554
Transaction-based expenses:
Section 31 fees	91	98
Cash liquidity payments, routing and clearing	214	302
Total revenues, less transaction-based expenses	1,164	1,154
Operating expenses:
Compensation and benefits	245	236
Professional services	32	32
Acquisition-related transaction and integration costs	14	27
Technology and communication	98	92
Rent and occupancy	18	18
Selling, general and administrative	41	22
Depreciation and amortization	134	143
Total operating expenses	582	570
Operating income	582	584
Other income (expense):
Interest expense	(45)	(46)
Other income, net	186	2
Other income (expense), net	141	(44)
Income before income tax expense	723	540
Income tax expense	213	163
Net income	$510	$377
Net income attributable to non-controlling interest	(8)	(8)
Net income attributable to Intercontinental Exchange, Inc.	$502	$369

Earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Basic	$0.84	$0.62
Diluted	$0.84	$0.62
Weighted average common shares outstanding:
Basic	594	595
Diluted	599	598
Dividend per share	$0.20	$0.17

Consolidated Balance Sheets

(In millions)

	As of	As of
	March 31, 2017	December 31, 2016
Assets:
Current assets:
Cash and cash equivalents	$360	$407
Short-term investments	21	23
Short-term restricted cash and investments	743	679
Customer accounts receivable, net	999	777
Margin deposits and guaranty funds	52,354	55,150
Prepaid expenses and other current assets	596	97
Total current assets	55,073	57,133
Property and equipment, net	1,132	1,129
Other non-current assets:
Goodwill	12,302	12,291
Other intangible assets, net	10,356	10,420
Long-term restricted cash and investments	264	264
Long-term investments	—	432
Other non-current assets	336	334
Total other non-current assets	23,258	23,741
Total assets	$79,463	$82,003

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$451	$388
Section 31 fees payable	90	131
Accrued salaries and benefits	104	230
Deferred revenue	440	114
Short-term debt	2,376	2,493
Margin deposits and guaranty funds	52,354	55,150
Other current liabilities	191	111
Total current liabilities	56,006	58,617
Non-current liabilities:
Non-current deferred tax liability, net	2,985	2,958
Long-term debt	3,872	3,871
Accrued employee benefits	415	430
Other non-current liabilities	361	337
Total non-current liabilities	7,633	7,596
Total liabilities	63,639	66,213
Redeemable non-controlling interest	37	36
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Common stock	6	6
Treasury stock, at cost	(346)	(40)
Additional paid-in capital	11,351	11,306
Retained earnings	5,171	4,789
Accumulated other comprehensive loss	(427)	(344)
Total Intercontinental Exchange, Inc. shareholders’ equity	15,755	15,717
Non-controlling interest in consolidated subsidiaries	32	37
Total equity	15,787	15,754
Total liabilities and equity	$79,463	$82,003

Non-GAAP Financial Measures and Reconciliation
We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our GAAP results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparison of results because the items described below as adjustments to GAAP are not reflective of our core business performance. These financial measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from non-GAAP measures used by other companies. We use these adjusted results because we believe they more clearly highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our core operating performance. We strongly recommend that investors review the GAAP financial measures and additional non-GAAP information included in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE common shareholders and adjusted diluted earnings per share for the periods presented below are calculated by adding or subtracting the adjustments described below, which are not reflective of our cash operations and core business performance, and their related income tax effect and other tax adjustments (in millions, except for per share amounts):

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net income attributable to ICE	$502	$369
Add: Interactive Data and NYSE transaction and integration costs	12	17
Add: Amortization of acquisition-related intangibles	65	77
Add: Accrual relating to ongoing investigations and inquiries	10	—
Less: Cetip investment gain	(176)	—
Add/(Less): Income tax effect for the above items	28	(35)
Add: Deferred tax adjustment on acquisition-related intangibles	—	13
Adjusted net income attributable to ICE	$441	$441

Diluted earnings per share attributable to ICE	$0.84	$0.62

Adjusted diluted earnings per share attributable to ICE	$0.74	$0.74

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses, and is a provider of global data and listing services. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017. We caution you not to place undue reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Investor & Media Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com